The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation to buy these securities, in any jurisdiction where the offering is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130929

Subject to Completion, Dated October 25, 2007

PROSPECTUS SUPPLEMENT	TO PROSPECTUS DATED JANUARY 9, 2006
$

  % Subordinated Notes due          , 2017

We will pay interest on the     % subordinated notes due          , 2017 on each           and           . The first interest payment will be made on          , 2008.

The notes will not be redeemable prior to their maturity. There will be no sinking fund for the notes. The notes will be unsecured.

The notes will be subordinate in right of payment to all our existing and future senior debt and rank on a parity with all of our other subordinated debt, other than junior subordinated notes as described herein. At June 30, 2007, we had issued and outstanding an aggregate principal amount of $5.9 billion in debt senior to the notes. The notes will also be effectively subordinated to all liabilities, including deposits, of our subsidiaries. At June 30, 2007, our subsidiaries had approximately $201.4 billion of deposits and $66.8 billion of debt outstanding.

The notes will not be listed on any securities exchange or automated inter-dealer quotation system.

See “Risk Factors” beginning on page S-5 of this prospectus supplement and “Factors That May Affect Future Results” contained in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement, to read about important factors you should consider before buying the notes.

	Per Note	Total

Initial public offering price(1)	%	$
Underwriting discount	%	$
Proceeds to us, before expenses(1)	%	$

(1)	Plus accrued interest, if any, from , 2007 if settlement occurs after that date.

The notes are expected to be delivered in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on          , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Barclays Capital
Credit Suisse
Lehman Brothers
Morgan Stanley

The date of this prospectus supplement is October   , 2007.

You should rely only on the information that this prospectus supplement and the accompanying prospectus contain or incorporate by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes (referred to in the accompanying prospectus as “subordinated debt securities”) in two documents — this prospectus supplement and the accompanying prospectus. Because the terms of the notes may differ from the general terms of the subordinated debt securities described in the accompanying prospectus, you should rely on the information in this prospectus supplement over contradictory information in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a complete description of the notes.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the notes:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed on January 22, 2007, February 7, 2007, March 14, 2007, April 23, 2007, May 30, 2007, July 18, 2007, September 13, 2007 and October 17, 2007, and Current Report on Form 8-K/A furnished October 19, 2007.

You may obtain a copy of these filings at no cost, by writing or telephoning us at 1201 Third Avenue, Seattle, Washington 98101, telephone (206) 461-3187, attention Investor Relations Department WMT0735. You should specifically consider the description of our business in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the risks described under the caption “Factors That May Affect Future Results” contained therein and the risks described under the caption “Risk Factors” on page S-5.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”.

Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. They may include projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying or relating to the foregoing. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Management does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond management’s control or its ability to accurately forecast or predict their significance, which could cause actual conditions, events or results to differ materially from those described in the forward-looking statements. Significant among these factors are the following:

•	volatile interest rates and their impact on the mortgage banking business;

•	credit risk;

•	operational risk;

•	risks related to credit card operations;

•	changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;

•	competition from banking and nonbanking companies;

•	general business, economic and market conditions; and

•	reputational risk.

Each of the factors can significantly impact our businesses, operations, activities, condition and results in significant ways that are not described in the foregoing discussion and which are beyond our ability to anticipate or control, and could cause actual results to differ materially from the outcomes described in the forward-looking statements.

WASHINGTON MUTUAL, INC.

With a history dating back to 1889, Washington Mutual, Inc. is a retailer of financial services to consumers and small businesses. Based on our consolidated total assets at June 30, 2007, we were the largest thrift holding company in the United States and seventh largest among all U.S.-based bank and thrift holding companies.

We operate principally in California, Washington, Oregon, Illinois, Florida, Texas and the greater New York/New Jersey metropolitan area, and have operations in 26 other states. We manage and report information concerning our activities, operations, products and services around four segments: the Retail Banking Group, the Card Services Group, the Home Loans Group and the Commercial Group.

Recent Developments

On October 17, 2007, we announced our results of operations for the quarter ended September 30, 2007. Our net income was $210 million in the third quarter of 2007, compared with net income of $748 million in the third quarter of 2006 and $830 million in the second quarter of 2007.

Net interest income was $2.014 billion in the third quarter of 2007, compared with $1.947 billion in the third quarter of 2006 and $2.034 billion in the second quarter of 2007.

Non-performing assets were approximately $5.5 billion, or 1.65% of total assets, at September 30, 2007, compared with approximately $2.40 billion, or 0.69%, at September 30, 2006 and approximately $4.03 billion, or 1.29%, at June 30, 2007. The provision for loan and lease losses was $967 million in the third quarter of 2007, compared with $166 million in the third quarter of 2006 and $372 million in the second quarter of 2007. This resulted in our allowance for loan and lease losses increasing to $1.9 billion at September 30, 2007, up 21% from June 30, 2007.

Total assets at September 30, 2007 were $330.1 billion, compared to $348.9 billion at September 30, 2006 and $312.2 billion at June 30, 2007. Total loans held in portfolio, net of allowance for loan and lease losses at September 30, 2007, were $235.2 billion, compared to $240.2 billion at September 30, 2006 and $213.4 billion at June 30, 2007.

Our results for the third quarter of 2007 reflect adverse developments in the mortgage lending business (and in the housing market more generally) and related volatility and liquidity constraints in the capital markets since June 30, 2007. It appears that those developments will be significantly worse and longer lasting than originally expected. The consequences for us have included:

•	For the foreseeable future, we likely will have a higher level of non-performing assets leading to higher levels of provisions and charge-offs compared to periods prior to the second quarter of 2007.

•	Disruptions in the capital markets continue to affect the ability of mortgage originators, including us, to sell mortgage loans to the capital markets through whole loan sales or any securitization format. Loans held in portfolio by us increased during the third quarter of 2007 as a result of its retention of loans that in the past we would have sold through whole loan sales or any securitization format. Such retained loans consist primarily of non-conforming loans.

For additional information regarding our results for operations for the quarter ended September 30, 2007, please see our press release, dated October 17, 2007, which was furnished to the SEC on Form 8-K on October 17, 2007 and Form 8-K/A furnished on October 19, 2007, both of which are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

USE OF PROCEEDS

We anticipate that the net proceeds from the sale of the notes, before estimated expenses payable by us, will be $     . We will apply the proceeds from the sale of the notes for general corporate purposes, including providing funding to our subsidiaries. Until we use the proceeds from the sale of the notes for these purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

					Six Months
					Ended
Year Ended December 31,					June 30,
2002	2003	2004	2005	2006	2007

2.02	2.28	1.89	1.68	1.40	1.43

For purposes of this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on borrowings and deposits, the estimated interest portion of rent expense and preference security dividend requirements of our consolidated subsidiaries.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2007:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of the notes offered hereby.

You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus

	As of September 30,
	2007
	Actual	As Adjusted
	($ in millions)

Deposits	$194,280	$194,280
Federal funds purchased and commercial paper	2,482	2,482
Securities sold under agreement to repurchase	4,732	4,732
Advances from Federal Home Loan Banks	52,530	52,530
Other borrowings	40,887
Other liabilities	8,289	8,289
Minority interests	2,945	2,945

Total liabilities	306,145

Stockholders’ equity
Preferred stock	492	492
Common stock	—	—
Capital surplus — common stock	2,575	2,575
Accumulated other comprehensive loss	(390)	(390)
Retained earnings	21,288	21,288

Total stockholders’ equity	23,965	23,965

Total liabilities and stockholder’s equity	$330,110

RISK FACTORS

Investing in the notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Risks Relating to the Company

Before investing in the notes, investors should consider the risk factors discussed under the caption “Factors That May Affect Future Results” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this prospectus supplement.

Liquidity is essential to the Company’s business.

Our liquidity may be affected by an inability to access the capital markets or by unforeseen demands on cash. This situation may arise due to circumstances beyond our control, such as a general market disruption. During the first half of the year and continuing into the third quarter of 2007, there has been significant volatility in the subprime secondary mortgage market which has spread into markets for all other nonconforming residential mortgages. Since the latter part of July 2007, liquidity in the secondary market for nonconforming residential mortgage loans and securities backed by such loans has diminished significantly. While these market conditions persist, our ability to raise liquidity through the sale of mortgage loans in the secondary market will be adversely affected. We cannot predict with any degree of certainty how long these market conditions may continue or whether liquidity for nonconforming residential mortgages will improve, nor can we anticipate the impact such market conditions will have on loan origination volumes and gain on sale results during the remainder of the year.

Risks Relating to the Offering

The notes will be subordinated to all of our senior debt and will be effectively subordinated to all the obligations of our subsidiaries, and our ability to service our debt will be dependent on the performance of our subsidiaries.

The notes will be subordinated to all of our existing and future senior debt. In addition, the notes will be effectively subordinated to the liabilities, including deposits, of our subsidiaries. The incurrence of other indebtedness or other liabilities by any of our subsidiaries is not prohibited in connection with the notes and could adversely affect our ability to pay our obligations on the notes. As of June 30, 2007, our subsidiaries had $201.4 billion of deposits and $66.8 billion of outstanding debt (excluding intercompany liabilities and obligations of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles), that would effectively have been senior to the notes. We anticipate that from time to time our subsidiaries will incur additional debt and other liabilities.

The notes will be exclusively our obligation. However, since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings by those subsidiaries to us. The payment of dividends and the making of loans and advances to us by our subsidiaries is subject to statutory and contractual restrictions, depend upon the earnings of those subsidiaries and be subject to various business considerations.

We have not agreed to any financial covenants in connection with the notes. Consequently, we will not be required in connection with the notes to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charges or net worth, in order to maintain compliance with the terms of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there was no market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have informed us that they intend to make a market in the notes after this offering is completed. They may, however, cease their market making at any time without notice. The price at which the notes may trade will depend on many factors, including, but not limited to, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. Historically, the markets for debt such as the notes have been subject to disruptions that have caused substantial volatility in their prices. The market, if any, for the notes may be subject to similar disruptions which may have an adverse effect on the holders of the notes.

CERTAIN TERMS OF THE NOTES

The     % subordinated notes due          , 2017 will be subordinated debt securities as described in the accompanying prospectus. The following description of the particular terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the subordinated debt securities set forth in the accompanying prospectus. Capitalized terms used herein and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the subordinated indenture referred to in this prospectus supplement.

General

We will issue the notes under the subordinated indenture, dated as of April 4, 2000, between Washington Mutual, Inc. and The Bank of New York, as successor to Harris Trust and Savings Bank, as trustee (as supplemented by a first supplemental indenture, dated as of August 1, 2002, and a second supplemental indenture, dated as of March 16, 2004, collectively, the “indenture”). An officers’ certificate will set forth the terms of the notes in accordance with the indenture. The notes will rank equally with all of our other unsecured and subordinated debt. See “Description of Debt Securities” in the accompanying prospectus for a description of the general terms and provisions of our subordinated debt securities, including the notes, issued under the indenture.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms (except for the public offering price and issue date) as the notes, provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the outstanding notes offered hereby have as of the date of the issue of such additional notes. Any of these additional notes, together with the notes offered hereby, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

We will issue the notes only in registered form, in denominations of $2,000 and integral multiples of $1,000. We will pay principal and interest at the corporate trust office of the trustee in New York, New York or at such other office or agency that we will maintain for such purpose in New York, New York. At our option, we may pay interest by check mailed to the person entitled to payment at that person’s address appearing on the register of the notes.

The notes will not be redeemable by us or repayable at the option of the holders prior to maturity. The notes will not be subject to any sinking fund.

The notes will initially be limited to a total principal amount of $       , and will mature on          .

The notes will bear interest from          , 2007 or from the most recent date to which we have paid or provided for interest, at the annual rate of     %. We will pay interest semiannually on the notes on each          and          , beginning on          , 2008, to the person in whose name the notes are registered at the close of business on           or           prior to the payment date.

We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

Subordination of Subordinated Debt Securities

The notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior debt. At June 30, 2007, we had issued and outstanding an aggregate principal amount of $5.9 billion in senior debt and $2.4 million in subordinated debt (not including debt issued by our subsidiaries). The notes will rank on a parity with all other subordinated debt other than the junior subordinated notes described below. The notes will be senior to the junior subordinated notes and to our common stock and preferred stock, and will be senior to any other class of capital stock which may be authorized and issued.

The notes will be effectively subordinated to all liabilities, including deposits, of our subsidiaries. At June 30, 2007, our subsidiaries had approximately $201.4 billion of deposits and $66.8 billion of other debt outstanding, excluding trade payables, intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles that would rank senior or effectively senior to the notes. Any right we may have to receive assets of a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of a subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by us.

The indenture does not limit or restrict our ability to incur additional senior debt. In the event of any sale pursuant to any judgment or decree in any proceeding by or on behalf of any holder, or of any distribution, division or application of all or any part of our assets to our creditors by reason of any liquidation, dissolution or winding up of us or any receivership, insolvency, bankruptcy or similar proceeding relative to us or our debts or properties, then the holders of senior debt will be preferred in the payment of their claims over the holders of the notes, and such senior debt will be satisfied in full before any payment or other distribution (other than securities which are subordinate and junior in right of payment to the payment of all senior debt then outstanding) may be made upon the notes. If the notes are declared or become due and payable before their maturity because of an occurrence of an event of default (under circumstances not described in the preceding sentence), no amount may be paid in respect of the notes in excess of current interest payments, except at maturity, unless all senior debt then outstanding shall have been paid in full or payments satisfactory to the holders thereof have been provided for. During the continuance of any default on senior debt, no payments of principal or interest may be made with respect to the notes if either (i) notice of default has been given to us, provided judicial proceedings are commenced in respect of such default within 120 days, or (ii) judicial proceedings are pending in respect of such default. In the event that the notes are accelerated or otherwise become due and payable before maturity, each holder of senior debt will be entitled to notice of that event and will be entitled to declare payable on demand any senior debt outstanding to such holder, as provided in the senior indenture.

“Debt” is defined in the indenture to include all indebtedness of ours or any subsidiary representing deposits and money borrowed, except indebtedness owed to us by any subsidiary or owed to any subsidiary by us or any other subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by us or any consolidated subsidiary. The term “debt” is deemed to include the liability of ours or any subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. “Senior debt” is defined to mean all debt of the company except subordinated debt. “Subordinated debt” consists of our 8.875% Subordinated Notes due 2007 and 8.25% Subordinated Notes due 2010 and any other debt of ours which is subordinate and junior in right of payment to any other debt of ours by the terms of the instrument creating or evidencing such subordinate debt and senior to the junior subordinated notes. “Junior subordinated notes” consists of our 8.375% Junior Subordinated Debentures due 2027, 9.33% Junior Subordinated Deferrable Interest Debentures due 2027, 8.36% Subordinated Debentures due 2026 and 5.375% Subordinated Defeasible Interest Debentures due 2041.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more fully registered global notes, the “global notes,” which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, referred to herein as the “depositary” or “DTC,” and registered in the name of Cede & Co., the depositary’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through Clearstream Banking, société anonyme, “Clearstream, Luxembourg,” or Euroclear Bank S.A./ N.V. as operator of the Euroclear System, the “Euroclear operator,” if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in securities accounts in the depositaries’ names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear operator, in such capacities, the “U.S. depositaries.” Because holders will acquire, hold and transfer security entitlements with respect to the Notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder’s rights with respect to the Notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder’s relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary between it and us, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

DTC has advised us as follows: DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

Initial settlement for the global notes will be made in immediately available funds. Secondary market trading between the depositary’s participants will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the Notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

Although the depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income tax considerations for non-U.S. Holders (as defined below) material to the purchase, ownership and disposition of the notes. This summary does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. For example, it does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, holders that have a functional currency other than the U.S. dollar, or certain U.S. expatriates. It also does not discuss notes held as part of a hedge, straddle, conversion, “synthetic security” or other integrated transaction. This summary addresses only holders that purchase the notes in connection with their original issue at the issue price and that hold the notes as capital assets. It does not include any description of any alternative minimum tax consequences, federal estate tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE ANTICIPATED TAX CONSEQUENCES TO YOU OF HOLDING THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

For the purposes of this summary, you are a “U.S. Holder” if you own the notes and:

•	You are a citizen or resident of the United States;

•	You are a corporation (or other entity taxable as a corporation under U.S. income tax laws) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	You are an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

•	You are a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust (other than a wholly owned grantor trust) that has made a valid election to be treated as a domestic trust despite not meeting the requirements described above.

You are a “Non-U.S. Holder” if you own the notes but are not a U.S. Holder.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such a partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Payments of Interest

If you are a Non-U.S. Holder, payments of interest or premium (if any) on the notes made to you will be exempt from United States income and withholding taxes, unless:

•	You hold the notes as part of a United States trade or business, in which case such income from the notes will be subject to United States federal income tax on a net income basis as if you were a U.S. Holder, and such income may also be subject to the branch profits tax if you are a corporation;

•	You own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, or you are a controlled foreign corporation related, directly or indirectly, to us through stock ownership; or

•	You fail to provide to us the required certification that you are not a United States person or to provide your name and address or otherwise satisfy applicable documentation requirements.

Sale, Redemption or Other Disposition

If you are a Non-U.S. Holder, you will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption or other disposition of the notes unless:

•	Such gain is effectively connected with your conduct of a trade or business in the United States, in which case such gain will be subject to United States federal income tax on a net income basis as if you were a U.S. Holder, and such gain may also be subject to the branch profits tax if you are a corporation; or

•	You are an individual holder present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

Certain “backup” withholding and information reporting requirements may apply to payments of principal, premium (if any) and interest on the notes and to certain payments of proceeds of the sale or other disposition of the notes made to non-corporate investors in the notes. Backup withholding and information reporting generally will not apply to payments made to a Non-U.S. Holder if you have provided the required certification under penalties of perjury that you are not a U.S. Holder or have otherwise established an exemption. Any amounts withheld under the backup withholding rules from a payment to you may be claimed as a credit against your U.S. federal income tax liability provided you furnish the required information to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to as Similar Laws, apply; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the notes were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

The United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the notes. Those class exemptions include:

•	PTCE 96-23 — for certain transactions determined by in-house asset managers;

•	PTCE 95-60 — for certain transactions involving insurance company general accounts;

•	PTCE 91-38 — for certain transactions involving bank collective investment funds;

•	PTCE 90-1 — for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and the ERISA Plan pays no more and receives no less than “adequate consideration” in connection with the transaction.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the notes by a Plan, the notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding of the notes that either:

•	it is not a Plan and is not purchasing the notes or interest in the notes on behalf of or with the assets of any Plan; or

•	its purchase, holding and disposition of the notes or interest in the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the notes by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of notes to a Plan is in no respect, a representation by us or the underwriters that any investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated October   , 2007, we have agreed to sell to the underwriters named below, for whom Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, the following respective principal amounts of notes:

Principal Amount
Underwriter	of Notes

Barclays Capital Inc.	$
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated

Total	$

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to other dealers at that price less a concession of     % of the principal amount per note. The underwriters and other dealers (if any) may reallow a discount of     % of the principal amount per note on sales to other broker-dealers. After the initial offering, the underwriters may change the public offering price and concession.

The notes are a new issue of securities with no established trading market. One or more of the underwriters for the notes have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future continue to provide investment banking, commercial banking and/or other financial services to us and our subsidiaries for which they have received, and may in the future receive, compensation.

LEGAL MATTERS

Heller Ehrman LLP, Seattle, Washington, will pass upon the validity of the notes for us. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the notes for the underwriters. As of October 25, 2007, Heller Ehrman LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 12,992 shares of our common stock.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
Debt Securities
Preferred Stock
Depositary Shares

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

▶	we may sell any of the following securities from time to time:

-	debt securities

-	preferred stock

-	depositary shares

▶	we will provide a prospectus supplement each time we issue the securities; and

▶	the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.
We may also issue common stock upon conversion or exchange of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2006.

About this prospectus
This prospectus is part of a “shelf” registration statement that we have filed with the Securities Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information.”
We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
References in this prospectus to Washington Mutual, the Company, we, us and our are to Washington Mutual, Inc. (together with its subsidiaries) unless the context otherwise provides.
Where you can find additional information
We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference room of the SEC at 100 F Street, N.E., Washington , D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.
The indentures pursuant to which the debt securities will be issued require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

▶	Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2004;

▶	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005;

▶	Current Reports on Form 8-K and 8-K/ A dated January 6, January 14, January 20, January 24, February 18, February 22, March 2, March 22, March 23, April 19, June 7, June 9, June 24, July 6, July 20, July 25, September 8, September 23, September 26, October 4 and October 27, 2005 and Items 1.01 and 9.01 and Exhibit 10.1 from the Current Reports on Form 8-K dated November 2 and December 23, 2005;

▶	The description of our capital stock contained in Item 5 of Current Report on Form 8-K dated November 29, 1994, and any amendment or report filed for the purpose of updating this description; and

▶	Form 8-A/12B dated February 8, 2001, as amended.
You may obtain a copy of these filings at no cost, by writing or telephoning us at 1201 Third Avenue, Seattle, Washington 98101, telephone (206) 461-3187, attention Investor Relations Department WMT0735.
You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.
Special note regarding forward-looking statements
This prospectus and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as “expects,” “anticipates,” “intends,” “plans,” “believes, “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”
Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The factors are generally described in our most recent Form 10-K and Form 10-Q under the caption “Risk Factors.”

The company
With a history dating back to 1889, Washington Mutual is a financial services company committed to serving consumers and small- to medium-sized businesses. Based on our consolidated total assets at September 30, 2005, we were the largest thrift holding company in the United States and 7th largest among all U.S.-based bank and thrift holding companies.
Washington Mutual operates principally in California, Washington, Oregon, Illinois, Florida, Texas and the greater New York/ New Jersey metropolitan area, and has operations in 31 other states. We manage and report information concerning the Company’s activities, operations, products and services around four segments: the Retail Banking and Financial Services Group, the Home Loans Group (previously called the “Mortgage Banking Group”), the Commercial Group and, as of the quarter beginning October 1, 2005, Washington Mutual Card Services.

Use of proceeds
Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, acquisitions, and office expansions.
Ratio of earnings to fixed charges
The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

Year ended December 31,
					Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005

1.30	1.60	2.03	2.29	1.90	1.76
For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on borrowings and deposits, and the estimated interest portion of rent expense.

Description of debt securities
The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.
The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Senior debt securities will be issued under the senior indenture dated as of August 10, 1999 between Washington Mutual, Inc. and The Bank of New York, as trustee, as supplemented by a first supplemental indenture dated as of August 1, 2002 and a second supplemental indenture dated as of November 20, 2002. References to the senior indenture in this prospectus will mean the senior indenture as supplemented. Subordinated debt securities will be issued under the subordinated indenture dated April 4, 2000 between us and The Bank of New York, as supplemented by the first supplemental indenture dated August 1, 2002, and a second supplemental indenture dated March 16, 2004. References to the subordinated indenture in this prospectus will mean the subordinated indenture as supplemented. Together the senior indenture and the subordinated indenture and the supplemental indentures thereto are called the “indentures.”
We have summarized selected provisions of the indentures below. The senior indenture and form of subordinated indenture have been filed as exhibits to the registration statement filed with the SEC and you should read the indentures for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indentures. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the indentures.
GENERAL
The indentures do not limit the aggregate principal amount of debt securities which may be issued under the indentures and provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by us or our subsidiaries.
Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness including our senior debt securities as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement.
The debt securities are our obligations exclusively. Because our operations are currently conducted substantially through our subsidiaries, our cash flow and the consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds to us by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debt securities or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment to us of dividends and certain loans and advances by our subsidiaries may be subject to certain statutory or contractual restrictions.

Payments are contingent upon the earnings of the subsidiaries, and are subject to various business considerations.
The debt securities will be effectively subordinated to all liabilities, including deposits, of our subsidiaries. At September 30, 2005, our subsidiaries had $190.41 billion of deposits and $103.80 billion of debt outstanding. Any right we may have to receive assets of a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of a subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by us.
The debt securities may be issued in fully registered form without coupons (“registered securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for registered securities.
The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities;

(2)	whether the Offered Debt Securities are senior debt securities or subordinated debt securities;

(3)	the percentage of principal amount at which the Offered Debt Securities will be issued;

(4)	any limit on the aggregate principal amount of the Offered Debt Securities;

(5)	the date or dates on which the Offered Debt Securities will mature and the amount or amounts of any installment of principal payable on such dates;

(6)	the rate or rates (which may be fixed or variable) per year at which the Offered Debt Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

(7)	the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the regular record dates for such payment dates;

(8)	the terms of any sinking fund and the obligation, if any, of ours to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions;

(9)	the portion of the principal amount of Offered Debt Securities that is payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

(10)	whether the Offered Debt Securities will be issued in registered form without coupons, including temporary and definitive global form, and the circumstances, if any, upon which such Offered Debt Securities may be exchanged for Offered Debt Securities issued in a different form;

(11)	whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

(12)	whether and under what circumstances we will pay additional amounts to any holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any additional amounts;

(13)	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the Offered Debt Securities shall be payable;

(14)	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our common stock, preferred stock, other debt securities or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(15)	if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(16)	any authenticating or paying agent, transfer agent or registrar;

(17)	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets; and

(18)	certain other terms, including our ability to satisfy and discharge our obligations under an indenture with respect to the Offered Debt Securities.
No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge.
Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indentures. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.
SUBORDINATION OF SUBORDINATED DEBT SECURITIES
Payment of the principal of (and premium, if any) and interest, if any, on the subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined herein). At September 30, 2005, we had an aggregate par value of $7.60 billion in Senior Debt and a par value of $3.83 billion in debt securities subordinate to Senior Debt (exclusive of our subsidiaries). The subordinated indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.
In the event of any sale pursuant to any judgment or decree in any proceeding by or on behalf of any holder, or of any distribution, division or application of all or any part of our assets to our creditors by reason of any liquidation, dissolution or winding up of us or any receivership, insolvency, bankruptcy or similar proceeding relative to us or our debts or properties, then the holders of Senior Debt shall be preferred in the payment of their claims over the holders of the subordinated debt securities, and such Senior Debt shall be satisfied in full before any payment or other distribution (other than securities which are subordinate and junior in right of payment to the payment of all Senior Debt then outstanding) shall be made upon the subordinated debt securities. In the event that any subordinated debt security is declared or becomes due and payable before its maturity because of an occurrence of an event of default (under circumstances not described in the preceding sentence), no amount shall be paid in respect of the subordinated debt securities in excess of current interest payments, except sinking fund payments or at maturity, unless all Senior Debt then outstanding shall have been paid in full or payments satisfactory to the holders thereof provided therefor. During the continuance of any default on Senior Debt, no payments of principal, sinking fund, interest or premium shall be made with respect to any Subordinated Debt Security if either (i) notice of default has been given to us, provided judicial proceedings are commenced in respect thereof within 120 days, or (ii) judicial proceedings shall be pending in respect of such default. In the event that any subordinated debt security is declared or becomes due and payable before maturity, each holder of Senior Debt shall be entitled to notice of same and shall be entitled to declare payable on demand any Senior Debt outstanding to such holder.
“Debt” is defined in the indentures to include all indebtedness of ours or any Consolidated Subsidiary representing money borrowed, except indebtedness owed to us by any Consolidated Subsidiary or owed to any Consolidated Subsidiary by us or any other Consolidated Subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by us or any Consolidated Subsidiary. The term “Debt” shall be deemed to include the liability of ours or any Consolidated Subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. “Senior Debt” is defined to mean all Debt of the Company except Subordinated Debt. “Subordinated Debt” is defined to mean Debt of ours which is subordinate and junior in right of payment to any Senior Debt of ours by the terms of the instrument creating or evidencing such Subordinate Debt and senior to the Junior Subordinated Notes. “Junior Subordinated Notes” is defined to mean our 8.36% Subordinated Notes due 2026, 8.375% Junior Subordinated Debentures due 2027, 9.33% Junior Subordinated Deferrable Interest Debentures due 2027, and 5.375% Subordinated Defeasible Interest Debentures due 2041.
Subordinated debt securities will rank on a parity with all other Subordinated Debt other than the Junior Subordinated Notes. Subordinated debt securities are senior to the Junior Subordinated Note and to our common stock and preferred stock, and will be senior to any other class of capital stock which may be authorized.
EXCHANGE, REGISTRATION AND TRANSFER
Registered securities (other than book-entry securities) of any series of Offered Debt Securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.
Debt securities may be presented for exchange as provided above, and registered securities (other than book-entry securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each Place of Payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.
In the event of any redemption in part, we will not be required to:

▶	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; or

▶	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “Global Securities”.
PAYMENT AND PAYING AGENTS
Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the Person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.
Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of the trustee will be designated as our sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as registered securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by us for the Offered Debt Securities will be named in a prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a Paying Agent in each Place of Payment for such series.
All moneys paid by us to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.
GLOBAL SECURITIES
The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to such series. Global Securities will be issued in registered form, in either temporary or definitive form.
The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the Prospectus Supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.
BOOK-ENTRY SECURITIES
Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.
So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.
Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. We nor any trustee or Paying Agent, or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants’ accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.
Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.
ABSENCE OF RESTRICTIVE COVENANTS
We are not restricted by either of the indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indentures do not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

MERGER AND CONSOLIDATION
Each indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety to any Person or may permit any corporation to merge into us, provided that:

▶	the successor is a corporation organized under the laws of any domestic jurisdiction;

▶	the successor, if other than us, assumes our obligations under such indenture and the debt securities issued thereunder;

▶	immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

▶	certain other conditions are met.
Each indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets of substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor corporation had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.
SATISFACTION AND DISCHARGE
Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

▶	we have irrevocably deposited with the trustee either money, or U.S. Government Obligations together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or a combination of which (in the written opinion of independent public accountants delivered to the trustee), will be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of such series;

▶	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

▶	the trustee has received an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; or

▶	the trustee has received (a) a ruling directed to us and the trustee from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in clause (a) above and based upon a change in law.
Upon such discharge, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

MODIFICATION OF THE INDENTURE
Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.
Each indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

(2)	reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

(3)	reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

(4)	change our obligation to maintain an office or agency in the places and for the purposes required by such indenture;

(5)	impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

(6)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such indenture; or

(7)	with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.
EVENTS OF DEFAULT
An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

▶	failure to pay interest on such series of debt securities for 30 days after payment is due;

▶	failure to pay the principal of (or premium, if any) on such series of debt securities when due;

▶	failure to perform any other covenant in the indenture that applies to such series of debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

▶	an event of default under any mortgage, indenture (including the indenture) or other instrument under which any debt of Washington Mutual, Inc. or any Principal Subsidiary Bank (defined below) shall be outstanding which default shall have resulted in the acceleration of such debt in excess of $75,000,000 in aggregate principal amount and such acceleration shall not have been rescinded or such debt discharged within a period of 30 days after notice;

▶	certain events of bankruptcy, insolvency or reorganization; and

▶	any other event of default provided for in such series of debt securities.
“Principal Subsidiary Bank” is defined in the indenture as each of Washington Mutual Bank (formerly known as Washington Mutual Bank, FA) and any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of Washington Mutual, Inc. and its subsidiaries. As of the date hereof, Washington Mutual Bank is our only Principal Subsidiary Bank.
If an Event of Default shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal of all of the outstanding notes to be immediately due and payable.
Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that:

▶	such direction shall not be in conflict with any rule of law or with the indenture,

▶	the trustee may take any other action deemed proper that is not inconsistent with such direction and

▶	the trustee shall not determine that the action so directed would be unjustly prejudicial to the holders of debt securities of such series not taking part in such direction.
Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.
Each indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.
Each indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of ours under such indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.
We will be required to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the indenture.

NOTICES
Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the Security Register.
TITLE
We, the appropriate Trustee and any agent of ours or such Trustee may treat the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.
GOVERNING LAW
New York law will govern the indentures and the debt securities.

Description of capital stock
The following descriptions are summaries of the material terms of our Amended and Restated Articles of Incorporation (“articles of incorporation”), our bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our articles of incorporation and bylaws, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our articles of incorporation and bylaws for the provisions that are important to you.
Our articles of incorporation currently authorize 1,600,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. On November 30, 2005, we had 992,057,807 shares of common stock outstanding. There were no shares of preferred stock outstanding.
COMMON STOCK
We do not intend to offer shares of our common stock pursuant to this prospectus except upon the conversion or exchange of debt securities or preferred stock that we offer under this prospectus.
Each share of common stock is entitled to one vote on all matters properly presented at a meeting of shareholders. Shareholders are not entitled to cumulative voting in the election of directors.
The number of our directors is determined by our bylaws. The bylaws currently set the number of directors at up to sixteen. Our board of directors is divided into three classes of as equal a number of directors as possible. The term of office of each class is three years, with each term expiring in a different year.
Interested Stockholders. Our articles of incorporation prohibit, except under certain circumstances, us (or any of our subsidiaries) from engaging in certain significant business transactions with a “major stockholder.” A “major stockholder” is a person who, without the prior approval of our board of directors, acquires beneficial ownership of five percent or more of our outstanding voting stock. Prohibited transactions include, among others:

▶	any merger with, disposition of assets to, acquisition by us of the assets of, issuance of securities of ours to, or acquisition by us of securities of, a major stockholder;

▶	any reclassification of our voting stock or of any subsidiary beneficially owned by a major stockholder; or

▶	any partial or complete liquidation, spin off, split off or split up of us or any subsidiary.
The above prohibitions do not apply, in general, if the specific transaction is approved by:

▶	our board of directors prior to the major stockholder involved having become a major stockholder;

▶	a vote of at least 80% of the “continuing directors” (defined as those members of our board prior to the involvement of the major stockholder);

▶	a majority of the “continuing directors” if the major stockholder obtained unanimous board approval to become a major stockholder;

▶	a vote of 95% of the outstanding shares of our voting stock other than shares held by the major stockholder; or

▶	a majority vote of the shares of voting stock and the shares of voting stock owned by stockholders other than any major stockholder if certain other conditions are met.

Our articles of incorporation also provide that during the time a major stockholder exists, we may voluntarily dissolve only upon the unanimous consent of our stockholders or an affirmative vote of at least two-thirds of our board of directors and the holders of at least two-thirds of the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any.
Shareholder Rights Plan. We have adopted a shareholder rights plan (the “Rights Plan”) which provides that one right to purchase 1/1,000th of a share of our Series RP preferred stock (the “Rights”) is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board, but they will not interfere with any merger or other business combination that is approved by our board.
The Rights are attached to the shares of our common stock. The Rights are not presently exercisable. At the time a party acquires beneficial ownership of 15% or more of the outstanding shares of our common stock or commences or publicly announces for the first time a tender offer to do so, the Rights will separate from the common stock and will become exercisable. Each Right entitles the holder to purchase 1/1,000th share of Series RP preferred stock, for an exercise price that is currently $200 per share. Once the Rights become exercisable, any Rights held by the acquiring party will be void and, for the next 60 days, all other holders of Rights will receive upon exercise of the Right that number of shares of our common stock having a market value of two times the exercise price of the Right. The Rights, which expire on January 4, 2011, may be redeemed by us for $0.001 per right prior to becoming exercisable. Until a Right is exercised, the holder of that Right will have no rights as a shareholder, including, without limitation, the right to vote or receive dividends.
PREFERRED STOCK
In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our articles of incorporation and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our articles of incorporation and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.
Our board of directors is authorized to provide for the issuance from time to time of preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. The terms of any series of preferred stock will be described in a prospectus supplement. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of common stock or for other corporate purposes.

Description of depositary shares
We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary share certificate that will be filed with the SEC in connection with any particular offering of depositary shares.
GENERAL
We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.
WITHDRAWAL
Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.
DIVIDENDS AND OTHER DISTRIBUTIONS
The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
CONVERSION, EXCHANGE AND REDEMPTION
Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.
If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
VOTING
Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail Information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.
The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.
AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT
We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

▶	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

▶	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares
CHARGES OF DEPOSITARY
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.
MISCELLANEOUS
The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.
Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.
RESIGNATION AND REMOVAL OF DEPOSITARY
The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Plan of distribution
We may sell the securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.
The distribution of the securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.
Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.
If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.
Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our common stock, which is listed on The New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.
Legal matters
The legality of the securities offered by this prospectus will be passed upon by Heller Ehrman LLP, Seattle, Washington. As of November 30, 2005, Heller Ehrman LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 12,992 shares of our common stock.
Experts
The auditors of the Issuer are Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, who have audited the Issuer’s consolidated financial statements, without qualification, in accordance with generally accepted auditing standards in the United States of America for each of the financial periods ended December 31, 2004, 2003 and 2002, respectively, and who have audited management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2004. Deloitte’s report on the Issuer’s consolidated financial statements for the year ended December 31, 2003 includes an explanatory paragraph referring to the Issuer’s adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and an explanatory paragraph referring to the Issuer’s 2002 restatement of Note 2 to the consolidated financial statements. Deloitte’s report on the Issuer’s consolidated financial statements for the year ended December 31, 2002 includes an explanatory paragraph referring to the Issuer’s adoption of a) SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001, b) SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, and c) SFAS No. 147, Acquisitions of Certain Financial Institutions, on October 1, 2002.

Washington Mutual, Inc.

$

     % Subordinated Notes
due          , 2017

Joint Book-Running Managers

Barclays Capital

Credit Suisse

Lehman Brothers

Morgan Stanley